Exhibit 99.1

Contact:     Dan McCarthy, 610-774-5997
PPL Corporation

Kentucky regulators approve PPL Corporation acquisition of E.ON U.S.
Approval is subject to conditions, which PPL will accept

ALLENTOWN, Pa. (Sept. 30, 2010) -- Thursday’s (9/30) conditional approval by the Kentucky Public Service Commission of PPL Corporation’s proposed acquisition of E.ON U.S. LLC, the parent company of Louisville Gas and Electric Company and Kentucky Utilities Company, is another significant step toward the completion of the transaction, PPL officials said.
“We are very pleased with the commission’s action today,” said James H. Miller, chairman, president and chief executive officer of PPL. “Pending receipt of other approvals, we are on track to close the acquisition around the end of October, just six months after our announcement of the transaction.”
The commission’s approval is subject to PPL’s acceptance of all conditions, including additional conditions related to continued operation of LG&E as both an electric and gas utility, the PSC’s authority regarding provisions of the order, and a requirement that PPL submit reports on its energy conservation and efficiency efforts in other states in which it operates. PPL intends to accept all conditions.
In its order, the commission approved PPL’s application and a series of commitments the company has made to customers and communities in Kentucky as part of the transaction. For example, PPL has committed that there will no base rate increase before Jan. 1, 2013.
Interim rate adjustments will continue to be permissible during that period for existing fuel, environmental and demand-side management cost trackers. The settlement also provides for a mechanism under which any earnings above a 10.75 percent return on equity will be shared with customers on a 50:50 basis.
Other commitments made by PPL as part of the transaction include a continued commitment to employee and public safety and environmental stewardship, a continued active role in communities served by LG&E and KU, charitable contributions at least at the same level now provided, no change in headquarters locations in Louisville and Lexington for 15 years, continued support for low-income customers and no planned reductions in employment as a result of this transaction.
In August, PPL received antitrust clearance for the acquisition from the Federal Trade Commission and the U.S. Department of Justice. The acquisition also requires approvals from the Tennessee Regulatory Authority, the Virginia State Corporation Commission and the Federal Energy Regulatory Commission. PPL has reached a settlement with two parties who had raised issues at the FERC, resolving all concerns.
E.ON U.S., through LG&E and KU, provides electricity service to 941,000 customers, mostly in the state of Kentucky, with some customers in Virginia and Tennessee. LG&E also provides natural gas delivery service to 321,000 customers in Kentucky. E.ON U.S. has about 3,100 employees and owns and operates about 8,000 megawatts of regulated electric generation capacity.
PPL Corporation (NYSE: PPL), headquartered in Allentown, Pa., owns or controls nearly 12,000 megawatts of generating capacity in the United States, sells energy in key U.S. markets and delivers electricity to about 4 million customers in Pennsylvania and the United Kingdom. More information is available at www.pplweb.com.

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